Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is made and entered into as of December 31, 2010, by and among United American Petroleum Corp., a Nevada corporation, with its principal office at 3101 Bee Caves Rd., Centre II, Suite 301, Austin, TX 78746 (“UAPC”) Forgehouse, Inc., a Nevada corporation, with its principal office at 1906 Berkeley Avenue, Los Angeles, CA 90026 (“FHI”), and United PC Acquisition Corp., a newly-formed wholly-owned subsidiary of FHI, domiciled in Nevada (“Acquisition Sub” and collectively, the “Parties”).

RECITALS

A.           FHI and UAPC intend to effect a reverse triangular merger, pursuant to which Acquisition Sub will merge with and into UAPC and UAPC will survive. Immediately thereafter, UAPC will merge with and into FHI, and FHI will survive and, in connection therewith, will cause its name to be changed to “United American Petroleum Corp.” The merger transactions described above are collectively referred to herein as the “Mergers.”

B.           The parties intend that the Mergers contemplated by this Agreement will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Tax Code”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and mutual covenants herein made, the parties hereby agree to the foregoing and as follows:

Section 1. Definitions.  Capitalized terms not otherwise defined herein have the meanings set forth in the attached Schedule 1.

Section 2. The Mergers.

(a) Effecting the Mergers.  Upon the terms and subject to the conditions contained in this Agreement, at the Effective Time, Acquisition Sub shall be merged with and into UAPC, and the separate corporate existence of Acquisition Sub shall thereupon cease.  Immediately thereafter, FHI will merge UAPC into FHI pursuant to a Plan of Merger adopted by the board of directors of FHI (the “Board”) substantially in the form of Exhibit A attached hereto and Articles of Merger substantially in the form of Exhibit B attached hereto, each filed with the Secretary of State of the State of Nevada in accordance with Section 92A.180 of the Nevada Revised Statutes (2007).  As a result of the Mergers, the separate corporate existence of UAPC will cease, FHI will continue as the surviving corporation (the “Surviving Corporation”), and the name of FHI will be changed to “United American Petroleum Corp.”  At the Effective Time, all the properties, rights and privileges, and power of UAPC, shall vest in the Surviving Corporation, and all debts, liabilities and duties of UAPC shall become the debts, liabilities and duties of the Surviving Corporation.

(b) Conversion of Shares.

(i) Each share of common stock of UAPC (the “UAPC Shares”) issued and outstanding on the Closing Date (as defined in Section 3, below) shall, by virtue of the Mergers and without any action on the part of UAPC, FHI, Acquisition Sub, or the holders of the UAPC Shares as of the Closing Date (the “Original Holders”), be converted into and will become one and five tenths (1.5) share of validly issued, fully paid and non-assessable common stock of FHI (the “Share Ratio”) such that the Original Holders will be issued a total of 15,000,000 shares of FHI (the “New FHI Shares”) following the conversion.  No fractional shares will be issued, and any right to receive a fractional share will be rounded-up to the nearest whole share.

(ii) At the Effective Time, the UAPC Shares will be deemed canceled and retired and will cease to exist, and each holder of a certificate for UAPC Shares will cease to have any rights with respect thereto; provided, however, that, following the Closing Date, upon surrender of an original stock certificate representing UAPC Shares and the delivery of the deliverables listed in Section 2(c) below, FHI will deliver a stock certificate for shares of common stock of FHI to which such person is entitled pursuant to the Share Ratio, bearing any necessary or appropriate restrictive legend.

(iii) If any certificate evidencing UAPC Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed and, if required by FHI, the posting of an indemnity bond, in such reasonable amount as FHI or the transfer agent may direct, as collateral security against any claim that may be made with respect to the certificate, FHI will issue in exchange for the lost, stolen or destroyed certificate the applicable number of shares of FHI common stock.

(c) Reorganization.  The parties intend to adopt this Agreement and the Mergers as a plan of reorganization under Section 368(a) of the Tax Code.  The New FHI Shares issued in the Mergers will be issued solely in exchange for UAPC Shares, and no other transaction other than the Mergers represent, provides for or is intended to be an adjustment to the consideration paid for the UAPC Shares.  No consideration that could constitute “other property” within the meaning of Section 356(b) of the Tax Code is being transferred by FHI for UAPC Shares in the Mergers.  The parties shall not take a position on any tax return inconsistent with this Section 2(c).

(d) Further Actions.  If at any time after the Effective Time, FHI or UAPC reasonably determines that any deeds, assignments, or instruments, or conformations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest FHI with full right, title and possession to all assets, property, rights, privileges, powers and franchises of UAPC, the officers and directors of FHI and UAPC are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable actions.

(e) Cancellation of Shares of FHI Common Stock. In consideration of UAPC’s willingness to enter into the transactions contemplated by this Agreement and in order to provide an appropriate capital structure after the Closing, immediately prior to the Effective Time, FHI and Christian Negri shall enter into a stock cancellation agreement (the “Cancellation Agreement”) pursuant to which FHI shall cause to be cancelled 2,550,000 shares of FHI common stock held by Christian Negri.

Section 3. Closing Date.  On the terms and subject to the conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place at the offices of M2 Law Professional Corporation, 500 Newport Center Drive, Suite 800, Newport Beach, CA 92660, on December 31, 2010, at 10:00 PT, or such other time, date or place as FHI and UAPC may otherwise agree (the “Closing Date”).

Section 4. Directors and Officers of FHI.  On or before the Closing, or as soon thereafter as may be permitted by state or federal law, the Board (i) shall appoint one individual designated by UAPC to fill one vacancy to be created on the Board to serve as a director of FHI.  The effective date of such appointment shall be as soon after the Closing as may be permitted by the rules and regulations promulgated by the SEC, or state or federal law.  Effective as of the Closing, the current officers of FHI shall be replaced with individuals designated as officers by UAPC, except that Christian Negri shall remain as the Treasurer of FHI.

Section 5. UAPC’s Representations and Warranties.  UAPC represents and warrants to FHI that the statements contained in this Section will be true and correct as of the Closing Date, and will not contain any facts, or omit any facts, that render the statements herein to be misleading, except (i) where any variation would not be reasonably likely to have an Adverse Effect, and (ii) as set forth herein and in the disclosure schedule delivered by UAPC to FHI (the “UAPC Schedule”), arranged in sections corresponding to the paragraphs in this Section; the disclosure in any section or paragraph will qualify other paragraphs in this Section to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to such other paragraphs.

(a) Organization.  UAPC is a corporation validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.  UAPC is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have an Adverse Effect.  Certified copies of the Articles of Incorporation and all amendments thereto, of UAPC, as amended to date, have been made available to FHI, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.  UAPC is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

(b) Capitalization.

(i) UAPC’s authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

(ii) There are 10,000,000 shares of common stock issued and outstanding and no shares held in the treasury of UAPC.  All of the issued and outstanding shares of UAPC common stock were duly and validly issued and fully paid, are non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws.

(iii) Except as provided in the UAPC Schedule, there are no outstanding (A) options, warrants, or other rights to purchase from UAPC any capital stock of UAPC; (B) debt securities or instruments convertible into or exchangeable for shares of such stock; or (C) commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of UAPC.

(c) No Subsidiaries.  UAPC does not own any capital stock or other equity interest in any corporation, partnership, joint venture, or other entity.

(d) Authorization.  UAPC has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by UAPC and the consummation by UAPC of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and/or stockholder action by UAPC and no other corporate proceedings on the part of UAPC and no other stockholder vote or consent is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by UAPC.  This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which UAPC is a party constitute the valid and legally binding obligations of UAPC, enforceable against UAPC in accordance with their respective terms, except as may be limited by principles of equity or applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally.  The execution, delivery and performance by UAPC of this Agreement and the agreements provided for herein, and the consummation by UAPC of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, violate the provisions of the Articles of Incorporation or Bylaws of UAPC, or to UAPC’s Knowledge (i) violate the provisions of any law, rule or regulation applicable to UAPC, (ii) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (iii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of UAPC pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which UAPC is a party or by which UAPC or any of its properties is or may be bound.

(e) No Conflict.  The execution and delivery of this Agreement by UAPC does not require any consent or approval under, result in any breach of, result in any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under; give to others any right of termination, vesting, amendment, acceleration or cancellation of; or result in the creation of any lien or encumbrance on any property or asset of UAPC pursuant to; any material agreement of UAPC or other instrument or obligation of UAPC.

(f) Litigation.  There is no action, suit, legal or administrative proceeding or investigation pending or, to UAPC’s Knowledge, threatened against or involving UAPC (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator.  There is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency to UAPC’s Knowledge enjoining or requiring UAPC to take any action of any kind with respect to its business, assets or properties.

(g) Insurance.  UAPC does not maintain any insurance policies.

(h) Personal Property.  UAPC has good and marketable title to all of its tangible personal property free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges, and restrictions, except for liens, if any, for personal property taxes not due.  Such property is used by UAPC in the ordinary course of its business and is sufficient for continued conduct of UAPC’s business after the Closing Date in substantially the same manner as conducted prior to the Closing Date.  Such property is in good operating condition and repair, normal wear and tear excepted, and normal maintenance has been performed.

(i) Intangible Property.  UAPC is the sole and exclusive owner of all right, title and interest in and to all material items of intangible property (including formula and process know-how) necessary for the operation of all material aspects of UAPC’s business as it is currently conducted free and clear of all liens, security interests, charges, encumbrances, equities or other adverse claims.  UAPC has the right and authority to use, and to continue to use after the Closing Date, such property in connection with the conduct of its business in the manner presently conducted, and to its Knowledge such use or continuing use does not and will not materially infringe upon or violate any rights of any other person.

(j) Real Property.  Except as specified on the UAPC Schedule, UAPC is not a party to any lease agreements and does not have any interests in any parcel of real property, improved or otherwise.

(k) Tax Matters.  Within the times and in the manner prescribed by law, UAPC has filed all federal, state and local tax returns and all tax returns for other governing bodies having jurisdiction to levy taxes upon it that are required to be filed.  UAPC has paid all taxes, interest, penalties, assessments and deficiencies that have become due, including without limitation income, franchise, real estate, and sales and withholding taxes.  No examinations of the federal, state or local tax returns of UAPC are currently in progress or threatened and no deficiencies have been asserted or to its Knowledge assessed against UAPC as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened.

(l) Books and Records.  The general ledger and books of account of UAPC, all minute books of UAPC, all federal, state and local income, franchise, property and other tax returns filed by UAPC, all of which have been made available to FHI, are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

(m) Contracts and Commitments.  The UAPC Schedule lists all material contracts and agreements to which UAPC is a party, whether written or oral, other than those between UAPC and FHI.  Each such contract is a valid and binding agreement of UAPC, enforceable against UAPC in accordance with its terms, is in full force and effect and represents the material terms of the agreement between the respective parties.  UAPC has materially complied with all obligations required pursuant to such contracts to have been performed by UAPC on its part and neither UAPC nor, to its Knowledge, any other party to such contract is in breach of or default in any material respect under any such contract.

(n) Compliance with Laws.  UAPC has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business as currently conducted and own and operate its assets, except where the failure to have such permits would not reasonably be expected to have an Adverse Effect.  UAPC is not in violation of any federal, state or local law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) relating to its business or its properties.

(o) Employee Benefit Plans.  UAPC has no (A) employee benefit plans as defined in ERISA Section 3(3), (B) bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar employee benefit plans, or (C) material unexpired severance agreements with any current or former employee of FHI.

(p) Indebtedness to and from Affiliates.  UAPC is not indebted, directly or to its Knowledge indirectly, to any officer, director or 10% stockholder of UAPC in any amount other than for salaries for services rendered or reimbursable business expenses, and no such person is indebted to UAPC except for advances made to employees of UAPC in the ordinary course of business to meet reimbursable business expenses.

(q) Banking Facilities.  UAPC does not maintain any bank, savings and loan or similar financial institution.

(r) Regulatory Approvals.  All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation that must be obtained or satisfied by UAPC and that are necessary for the execution and delivery by UAPC of this Agreement or any documents to be executed and delivered by UAPC in connection therewith have been, or prior to the Closing Date will be, obtained and satisfied.

(s) No Brokers.  No broker or finder has acted for UAPC in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements, or understandings made by or on behalf of UAPC.

(t) Disclosure.  The information concerning UAPC set forth in this Agreement, the exhibits and schedules hereto, and any document, statement or certificate furnished or to be furnished in connection herewith does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

(u) Tax Treatment.  Neither UAPC nor, to the Knowledge of UAPC, any of its Affiliates has taken or agreed to take action that would prevent the Mergers from constituting a reorganization qualifying under the provisions of Section 368 of the Tax Code.

Section 6. FHI’s and Acquisition Sub’s Representations and Warranties.  Each of FHI and Acquisition Sub represents and warrants to UAPC and the surviving corporation that the statements contained in this Section will be true and correct as of the Closing Date and will not contain any facts, or omit any facts, that render the statements herein to be misleading, except (i) where any variation would not be reasonably likely to have an Adverse Effect, and (ii) as set forth herein and in the disclosure schedule delivered by FHI and Acquisition Sub to UAPC (the “FHI Schedule”), arranged in sections corresponding to the paragraphs in this Section; the disclosure in any section or paragraph will qualify other paragraphs in this Section to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to such other paragraphs.

(a) Organization.

(i) FHI is a corporation validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.  FHI is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have an Adverse Effect.  Certified copies of its Articles of Incorporation and Bylaws, as amended to date, have been made available to UAPC, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.  FHI is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

(ii) Acquisition Sub is a corporation validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.  Certified copies of its Articles of Incorporation and Bylaws have been made available to UAPC, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.  Acquisition Sub is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

(b) Capitalization.

(i) FHI’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, 2,000,000 of which have been designated as “Series A Convertible Preferred Stock.”

(ii) There are 31,500,000 shares of common stock issued and outstanding, and no shares of common stock of FHI are held in the treasury of FHI.  All of the issued and outstanding shares of common stock of FHI were duly and validly issued and fully paid, are non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws.

(iii) There are no shares of preferred stock of FHI, including Series A Convertible Preferred Stock, issued and outstanding, and no shares of preferred stock of FHI are held in the treasury of FHI.

(iv) As of the Closing Date, there are no outstanding (A) options, warrants, or other rights to purchase from FHI any capital stock of FHI or Acquisition Sub; (B) debt securities or instruments convertible into or exchangeable for shares of such stock; or (C) commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of FHI or Acquisition Sub.

(v) FHI owns all of the outstanding capital stock of Acquisition Sub, free and clear of all liens or other encumbrances.

(c) No Subsidiaries.  Except for Acquisition Sub and Northern Future Energy Corp., a Nevada corporation and wholly-owned subsidiary, FHI does not own any capital stock or other equity interest in any corporation, partnership, joint venture or other entity.

(d) Authorization.  Each of FHI and Acquisition Sub has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by FHI and Acquisition Sub and the consummation by FHI and Acquisition Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by FHI and Acquisition Sub, respectively, and no other corporate proceedings on the part of FHI or Acquisition Sub, respectively, and no stockholder vote or consent is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by FHI and Acquisition Sub.  This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which FHI or Acquisition Sub is a party constitute the valid and legally binding obligations of FHI and Acquisition Sub, respectively, enforceable against FHI and Acquisition Sub, respectively, in accordance with its terms, except as may be limited by principles of equity or applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally.  The execution, delivery and performance by FHI and Acquisition Sub of this Agreement and the agreements provided for herein, and the consummation by FHI and Acquisition Sub of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, violate the provisions of the Articles of Incorporation or Bylaws of FHI or the Articles of Incorporation or Bylaws of Acquisition Sub or, to FHI’s or Acquisition Sub’s Knowledge, (i) violate the provisions of any law, rule or regulation applicable to FHI or Acquisition Sub, (ii) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (iii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of FHI or Acquisition Sub pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which FHI or Acquisition Sub is a party or by which FHI or Acquisition Sub or any of their respective properties is or may be bound.

(e) No Conflict.  The execution and delivery of this Agreement by FHI and Acquisition Sub does not require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on any property or asset of FHI or Acquisition Sub pursuant to any material agreement of FHI or Acquisition Sub or other instrument or obligation of FHI or Acquisition Sub.

(f) Absence of Liabilities.  Except as set forth on FHI’s balance sheet dated September 30, 2010, as set forth in FHI’s Quarterly Report on Form 10-Q for the period ended September 30, 2010, as filed with the SEC, FHI does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, that exceeds an aggregate of $100,000.  Acquisition Sub has no liabilities or obligations.

(g) Litigation.  There is no action, suit, legal or administrative proceeding or investigation pending or, to FHI’s Knowledge, threatened against or involving FHI or Acquisition Sub (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator.  There is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency to FHI’s Knowledge enjoining or requiring FHI or Acquisition Sub to take any action of any kind with respect to its business, assets or properties.

(h) Tax Matters.  Except as specified in the FHI Schedule, FHI has filed all federal, state and local tax returns and all tax returns for other governing bodies having jurisdiction to levy taxes upon it which are required to be filed.  FHI has paid all taxes, interest, penalties, assessments, and deficiencies which have become due, including without limitation income, franchise, real estate, and sales and withholding taxes.  No examinations of the federal, state or local tax returns of FHI are currently in progress nor threatened and no deficiencies have been asserted or to its Knowledge assessed against FHI as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened.

(i) Books and Records.  The general ledger and books of account of FHI, all minute books of FHI, all federal, state and local income, franchise, property and other tax returns filed by FHI, all reports and filings with the SEC by FHI, all of which have been made available to UAPC, are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

(j) Contracts and Commitments.  There are no material contracts to which FHI is a party other than those specified in its filings with the SEC.  Acquisition Sub is not a party to any contract.

(k) Compliance with Laws.  FHI has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business as currently conducted and own and operate its assets, except where the failure to have such permits would not reasonably be expected to have an Adverse Effect.  FHI is not in violation of any federal, state or local law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) relating to its business or its properties.

(l) Employee Benefit Plans.  Except as disclosed in its filings with the SEC, FHI has no (A) employee benefit plans as defined in ERISA Section 3(3), (B) bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar employee benefit plans, or (C) material unexpired severance agreements with any current or former employee of FHI.  With respect to such plans, individually and in the aggregate, no event has occurred and, to its Knowledge, there exists no condition or set of circumstances in connection with which FHI could be subject to any liability that is reasonably likely to have an Adverse Effect under ERISA, the Tax Code or any other applicable law.

(m) Indebtedness to and from Affiliates.  As of the Closing Date, FHI is not indebted, directly or to its Knowledge indirectly, to any officer, director or 10% stockholder of FHI in any amount, and no such person is indebted to FHI except for advances made to employees of FHI in the ordinary course of business to meet reimbursable business expenses.

(n) Banking Facilities.  FHI does not maintain any bank, savings and loan or similar financial institution.

(o) Regulatory Approvals.  All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation that must be obtained or satisfied by FHI and Acquisition Sub and that are necessary for the execution and delivery by FHI and Acquisition Sub of this Agreement or any documents to be executed and delivered by FHI and Acquisition Sub in connection therewith have been obtained and satisfied.

(p) No Brokers.  No broker or finder has acted for FHI or Acquisition Sub in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of FHI or Acquisition Sub.

(q) Disclosure.  The information concerning each of FHI and Acquisition Sub set forth in its reports and filings with the SEC, this Agreement, the exhibits and schedules hereto, and any document, statement or certificate furnished or to be furnished in connection herewith (as applicable) does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

(r) SEC and State Securities Law Filings.

(i) FHI has filed all forms, reports and documents required to be filed with the SEC since formation of FHI.  At the time filed or, with respect to registration statements filed with the SEC under the Securities Act, as of the effective date thereof, all such filings (A) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such filings or necessary in order to make the statements in such filings, in the light of the circumstances under which they were made, not misleading.

(ii) Each of the financial statements (including, in each case, any related notes) contained in FHI’s SEC filings complied as to form in all material respects with the applicable rules and regulations with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the financial position of FHI as of the dates and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

(s) Tax Treatment.  Neither FHI nor, to the Knowledge of FHI, any of its Affiliates has taken or agreed to take action that would prevent the Mergers from constituting a reorganization qualifying under the provisions of Section 368 of the Tax Code.

(t) Certificates.  The certificates representing the shares of FHI to be delivered pursuant to this Agreement are subject to certain trading restrictions imposed by the Securities Act and applicable state securities or “blue sky” laws.

Section 7. Conditions to the Mergers.  The respective obligation of each party to effect the Mergers and the other transactions contemplated herein shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part by the parties hereto, to the extent permitted by applicable law:

(a) Any governmental or third-party approvals required to effect the Mergers shall have been obtained.

Section 8. UAPC’s Conditions to the Mergers.  The obligation of UAPC to effect the Mergers shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by UAPC:

(a) Each of the representations and warranties of FHI and Acquisition Sub contained in this Agreement shall be true and correct as of the date of this Agreement, except to the extent that any changes, circumstances, or events making such representations and warranties not true or correct would not, individually or in the aggregate, constitute an Adverse Effect.

(b) FHI and Acquisition Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it.

(c) From the date of this Agreement through the Effective Time, there shall not have occurred any change, circumstance or event concerning FHI or Acquisition Sub that has had or could be reasonably likely to have an Adverse Effect.

(d) FHI shall have delivered to UAPC a complete and accurate FHI Schedule and such schedule shall have been approved by UAPC.

(e) The Cancellation Agreement shall have been entered into by the parties thereto and shall be effective at the Effective Time.

Section 9. FHI’s and Acquisition Sub’s Conditions.  The obligations of FHI and Acquisition Sub to effect the Mergers shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by FHI:

(a) Each of the representations and warranties of UAPC contained in this Agreement shall be true and correct as of the date of this Agreement, except to the extent that any changes, circumstances or events making such representations and warranties not true or correct would not, individually or in the aggregate, constitute an Adverse Effect.

(b) UAPC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) From the date of this Agreement through the Effective Time, there shall not have occurred any change, circumstance, or event concerning UAPC that has had or could be reasonably likely to have an Adverse Effect.

(d) UAPC shall have delivered to FHI a complete and accurate UAPC Schedule and such schedule shall have been approved by FHI.

Section 10. Other Covenants and Agreements of the Parties.

(a) Press Releases.  UAPC and FHI will consult with each other before issuing, and will provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process.  The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

(b) Further Agreements, Reasonable Efforts.  Subject to the terms and conditions herein provided, each of the Parties agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation of a Form 8-K to be filed with the SEC  in connection with this Agreement, (ii) obtaining consents of all third parties and governmental bodies necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; and (iii) the execution of any additional instruments necessary to consummate the transactions contemplated hereby.

Section 11. Indemnification.  All rights to indemnification by UAPC and FHI existing in favor of each individual who is an officer or director of UAPC or FHI of the date of this Agreement (each such individual, an “Indemnified Person”) for his acts and omissions as a director or officer of UAPC or FHI occurring prior to the Effective Time, as provided in UAPC’s Articles of Incorporation or Bylaws (as in effect as of the date of this Agreement) or FHI’s Articles of Incorporation or Bylaws (as in effect as of the date of this Agreement) shall survive the Mergers and shall continue in full force and effect (to the fullest extent such rights to indemnification are available under and are consistent with applicable law) for a period of six years from the Closing Date.

Section 12. Confidentiality.  Each party shall ensure that any nonpublic information provided to it by any other party in confidence shall be treated as strictly confidential and that all such confidential information that each party or any of its respective officers, directors, employees, attorneys, agents, investment bankers, or accountants may now possess or may hereinafter create or obtain relating to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of the other such parties, any affiliate thereof, or any customer or supplier thereof shall not be published, disclosed, or made accessible by any of them to any other person at any time or used by any of them, in each case without the prior written consent of the other party; provided, however, that the restrictions of this Section shall not apply (a) as may otherwise be required by law, (b) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (c) to the extent such information was in the public domain when received or thereafter enters the public domain other than because of disclosures by the receiving party.  Each such party shall, and shall cause all of such other persons who received confidential information, from time to time to deliver to the disclosing party all tangible evidence of such confidential information to which the restrictions of this Section apply upon written request.

Section 13. Miscellaneous.

(a) Survival.  The representations and warranties of the parties will terminate at the Effective Time and only those covenants that by their terms survive the Effective Time shall survive the Effective Time.  This Section 13 shall survive the Effective Time.

(b) No Third-Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

(c) Notices.  All notices required or permitted under this Agreement will be in writing and will be given by certified or regular mail or by any other reasonable means (including personal delivery, facsimile, or reputable express courier) to the party to receive notice at the following addresses or at such other address as any party may, by notice, direct:

To FHI or	ForgeHouse, Inc.
Acquisition Sub:	United PC Acquisition Corp.
1906 Berkeley Avenue
Los Angeles, CA 90026

To UAPC:	United American Petroleum Corp.
3101 Bee Caves Road, Centre II, Suite 301
Austin, TX 78746

All notices given by certified mail will be deemed as given on the delivery date shown on the return mail receipt, and all notices given in any other manner will be deemed as given when received.

(d) Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising from this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the waiving party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(e) Further Assurances.  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and of the documents referred to in this Agreement.

(f) Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party, which may be granted or withheld at the sole discretion of such other party.  Any unauthorized assignment is void.

(g) Severability.  Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

(h) Expenses.  Each party will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by such party in connection with the transactions contemplated by this Agreement.

(i) Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of laws.

(j) Counterparts; Signatures.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will be one and the same document.  Facsimiles and electronic copies in portable document format (“PDF”) containing original signatures shall be deemed for all purposes to be originally signed copies of the documents that are the subject of such facsimiles or PDF versions.

(k) Entire Agreement.  This Agreement, the schedules and exhibits hereto, and the agreements and instruments to be delivered by the parties on Closing represent the entire understanding and agreement between the parties and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings.

(l) Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time.  This Agreement may not be amended by the parties hereto except by execution of an instrument in writing signed on behalf of each of FHI, UAPC and Acquisition Sub.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

                      ForgeHouse, Inc.

                      By: /s/ Christian Negri
                    Christian Negri, President

                      United PC Acquisition Corp.

                      By: /s/ Christian Negri
                          Christian Negri, President

                      United American Petroleum Corp.

                      By: /s/ Michael Carey
                          Michael Carey, Chief Executive Officer

Schedule 1

Definitions

“Adverse Effect” means, with respect to each party, any effect or change that would have a material adverse effect on the results of operations, financial condition, assets, properties or business of the party, taken as a whole, or on the ability of the party to consummate timely the transactions contemplated hereby.

“Affiliate” has the meaning set forth in Exchange Act Rule 12b-2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Effective Time” means the time of acceptance for recording of the Articles of Merger by the Secretary of State of the State of Nevada in accordance with the Nevada Revised Statutes (but not earlier than the Closing Date) or at such later time that the parties hereto shall have agreed upon and designated in such filing in accordance with applicable law as the effective time of the Merger.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Knowledge” means the actual knowledge of the executive officers of a party, without independent investigation.

 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.